Exhibit 99.1

FOR IMMEDIATE RELEASE

CEDAR REALTY TRUST ANNOUNCES

TAX INFORMATION FOR 2022 DISTRIBUTIONS

Virginia Beach, Virginia, January 23, 2023 - Cedar Realty Trust, Inc. (the “Company”) today announced the federal income tax treatment of its 2022 distributions to the holders of its common and preferred shares.

Common Stock			Symbol: CDR		CUSIP: 150602209
		Total			Section
		Distribution	Ordinary	Capital Gain	199A	Nondividend
Record Date	Payable Date	Per Share	Dividend	Dividend	Dividends	Distribution
2/11/2022	2/22/2022	$0.066000	$0.000000	$0.000000	$0.000000	$0.066000
8/19/2022	8/26/2022	$19.520000	$0.000000	$0.000000	$0.000000	$19.520000
Totals		$19.586000	$0.000000	$0.000000	$0.000000	$19.586000

Series B Preferred Stock			Symbol: CDR-PB		CUSIP: 150602407
		Total			Section
		Distribution	Ordinary	Capital Gain	199A	Nondividend
Record Date	Payable Date	Per Share	Dividends	Dividend	Dividends	Distribution
2/11/2022	2/22/2022	$0.453125	$0.000000	$0.000000	$0.000000	$0.453125
5/10/2022	5/20/2022	$0.453125	$0.000000	$0.000000	$0.000000	$0.453125
8/12/2022	8/22/2022	$0.453125	$0.000000	$0.000000	$0.000000	$0.453125
11/10/2022	11/21/2022	$0.453125	$0.000000	$0.000000	$0.000000	$0.453125
Totals		$1.812500	$0.000000	$0.000000	$0.000000	$1.812500

Series C Preferred Stock			Symbol: CDR-PC		CUSIP: 1506025063
		Total			Section
		Distribution	Ordinary	Capital Gain	199A	Nondividend
Record Date	Payable Date	Per Share	Dividends	Dividend	Dividends	Distribution
2/11/2022	2/22/2022	$0.406250	$0.000000	$0.000000	$0.000000	$0.406250
5/10/2022	5/20/2022	$0.406250	$0.000000	$0.000000	$0.000000	$0.406250
8/12/2022	8/22/2022	$0.406250	$0.000000	$0.000000	$0.000000	$0.406250
11/10/2022	11/21/2022	$0.406250	$0.000000	$0.000000	$0.000000	$0.406250
Totals		$1.625000	$0.000000	$0.000000	$0.000000	$1.625000

Shareholders are advised to consult their tax advisor about the specific tax treatment of 2022 dividends.

On August 22, 2022, Cedar Realty Trust, Inc. completed its merger with Wheeler Real Estate Investment Trust Inc. As a result of the merger each outstanding share of common stock of Cedar Realty Trust, Inc. held by shareholders immediately prior to the merger was cancelled and converted into the right to receive a cash payment of $9.48 per share (the “Merger Consideration”). Shareholders are advised to consult their tax advisor about the specific tax treatment of the Merger Consideration.

About Cedar Realty Trust

Cedar Realty Trust, Inc., a wholly owned subsidiary of Wheeler Real Estate Investment Trust, Inc., is a real estate investment trust which focuses on owning and operating income producing retail properties with a primary focus on grocery-anchored shopping centers in the Northeast. The Company's portfolio comprises 19 properties, with approximately 2.8 million square feet of gross leasable area.

For additional financial and descriptive information on the Company, its operations, and its portfolio, please refer to the Company's website at www.whlr.us.

Contact Information:
Cedar Realty Trust, Inc.
(757) 627-9088